Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Updates Annual Guidance for Fiscal 2008
•	Sales expected to be approximately $781 million

•	Gross margin expected to be approximately 23.4%

•	Adjusted earnings before interest, taxes, depreciation, and amortization forecast to be approximately 1% of sales
BOCA RATON, Fla., May 13, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced that its unaudited fiscal 2008 sales will be at the low end of previously stated guidance; however, adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA” is operating income plus depreciation and amortization) as a percentage of sales is anticipated to come in below management’s previous expectations issued on February 1, 2008.
Agilysys expects unaudited sales for the fiscal year ended March 31, 2008 to be approximately $781 million — a 65% increase over fiscal 2007. Previously, the company had estimated fiscal 2008 sales to be in the range of $780 million to $800 million. Unaudited gross margin for fiscal 2008 is expected to be 23.4% of unaudited sales, which is slightly below the company’s previous guidance of 23.5%. The company expects adjusted EBITDA for the full fiscal year to be approximately 1% of unaudited sales, which is an improvement over the prior year, but well below the company’s previous guidance of 2%.
“Our quarter-end sales were significantly softer than anticipated,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “With disappointing adjusted EBITDA performance for fiscal 2008 and economy-related reductions in IT spending in the marketplace, we have performed a detailed review of our businesses and have developed an iterative process to reduce expenses and identify opportunities to improve operating efficiencies. As we implement these expense and efficiency measures, we will continue to assess the timing and implementation of our strategic growth strategy, particularly in light of the macroeconomic environment. We have re-engaged JPMorgan to assist in this process,” Rhein added.
On Thursday, May 29, 2008, Agilysys will hold a conference call to review fiscal 2008 financial results, discuss expense reduction actions and provide fiscal 2009 guidance. The conference call will be broadcast over the Internet at 11 a.m. ET and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.

Forward-Looking Language
 Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause the actual results of Agilysys to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent Securities and Exchange Commission (SEC) filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors and vendors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys
 Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Contact:
Martin Ellis
Executive Vice President, Treasurer, and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com